PART II


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

As authorized by Section 78.751 of the Nevada General Corporation Law, we may indemnify our officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in our best interests. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at the request of the corporation as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

Our Articles of Incorporation provide that we will indemnify our directors to the full extent permitted by applicable corporate law now or hereafter in force. However, such indemnity shall not apply if the director did not (a) act in good faith and in a manner the director reasonably believed to be in or not opposed to our best interests, and (b) with respect to any criminal action or proceeding, have reasonable cause to believe the director's conduct was unlawful. We will advance expenses for such persons pursuant to the terms set forth in the By-laws, or in a separate Board resolution or contract.

Our By-laws provide that our officers and directors shall be indemnified and held harmless against all losses, claims, damages, liabilities, expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was a director or officer, or he or she was serving at our request as a director, officer, partner, trustee, employee or agent.

Such indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the Corporation and shall enure to the benefit of the indemnitee's heirs, executors and administrators.


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses for the issuance and distribution of the shares registered by this

            Item                              Amount (US$)
            ----                              -----------
            SEC Registration Fee                     250
            EDGAR Filing Expenses                  2,500
            Transfer Agent Fees                    1,500
            Legal Fees                            10,000
            Accounting Fees                        3,000
            Printing Costs                         1,000
            Miscellaneous                          1,750
                                                 -------

            Total                                $20,000

                     RECENT SALE OF UNREGISTERED SECURITIES

Within the past three years we have issued and sold the following securities without registration.

On June 8, 2001, we issued 3,300,000 common shares to six accredited investors under Rule 506 of Regulation D at a price of US$0.01 per share for total proceeds to the Company of US$33,000. The price per share was determined by management based on the stage of development of the company, and the fact that there were no significant operations or assets in the company. The shares were issued as restricted pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933 but were subsequently sold by selling shareholders under a prospectus dated November 13, 2001.

On July 27, 2001, we issued 10,000,000 common shares to seven shareholders of Viscount Communication pursuant to a Stock Acquisition Agreement dated July 18, 2001, whereby we acquired all of the issued and outstanding share capital of Viscount Communication. The shares were issued pursuant to the exemption from registration under Regulation S and sections 3(b) and 4(2) under the '33 Act, due to the foreign residency of the purchasers. As such the shares are restricted in accordance with Rule 144 under the '33 Act.

On August 20, 2001, we issued 200,000 common shares were issued to accredited investors pursuant to Rule 506 of Regulation D and to foreign residents pursuant to Regulation S, at a price of US$0.35 per share for total proceeds to the Company of US$70,000. A total of 36 investors participated in this offering. The price per share was determined by management based on the stage of development of the company, the acquisition of Viscount Communications and Control Systems Inc. having completed and the fact that the shares are restricted pursuant to Rule 144 under the '33 Act. A total of 178,000 of these shares were subsequently sold by selling shareholders under a prospectus dated November 13, 2001.

On December 21, 2001, we issued stock options to acquire 1,255,000 shares of our common stock at a price of US$0.65 per share. The options were issued pursuant to our 2001 Stock Option Plan. The options were issued pursuant to the exemption from registration under Regulation S and sections 3(b) and 4(2) under the '33 Act, due to the foreign residency of the purchasers. Any share issued upon exercise of the options will be restricted in accordance with Rule 144, unless acquired under a registration statement.


                                    EXHIBITS

The following Exhibits are attached to this registration statement.

3.1      Articles of Incorporation *
3.2      Bylaws *
5.1      Opinion of Ogden Murphy Wallace P.L.L.C.
10.1     Stock Acquisition Agreement with OMW 4 Corp., dated July 18, 2001 *
10.2     Employment Agreement with Stephen Pineau *
10.3     Employment Agreement with Greg Chen *
10.4     2001 Stock Option Plan
21.1     Subsidiaries of the registrant *
23.1     Consent of KPMG LLP.
23.2     Consent of Counsel (see Exhibit 5.1)
24.1     Power of Attorney (included on signature page)

* Incorporated by reference from the registrants registration statement filed with the Securities and Exchange Commission and declared effective on November 13, 2001

                                  UNDERTAKINGS

The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

        (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement.

(2) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment that contains a prospectus as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering of those securities.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above in Item 24, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that we have reasonable grounds to believe that we meet all of the requirements for filing on Form SB-2 and have authorized this registration statement to be signed on our behalf by the undersigned, in the city of Vancouver, Province of British Columbia, on the 26th day of February, 2002.


VISCOUNT SYSTEMS, INC.
----------------------
(Registrant)

                                 By:     /s/ Stephen Pineau
                                        ----------------------------------------
                                        Stephen Pineau
                                        President and Chief Executive Officer



     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen Pineau, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 of Viscount Systems, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



Signature                    Title                             Date
---------                    -----                             ----


/s/ Stephen Pineau           President, Secretary and          February 26, 2002
--------------------------
                             Chief Executive Officer



/s/ Greg Shen                Chairman of the Board             February 26, 2002
--------------------------



/s/ Les Fong                 Chief Financial Officer           February 26, 2002
--------------------------

                                  EXHIBIT INDEX

Exhibit No.          Description
----------           -----------

3.1          Articles of Incorporation *

3.2          Bylaws *

5.1          Opinion of Ogden Murphy Wallace P.L.L.C.

10.1         Stock Acquisition Agreement with OMW 4 Corp., dated July 18, 2001 *

10.2         Employment Agreement with Stephen Pineau *

10.3         Employment Agreement with Greg Chen *

10.4         2001 Stock Option Plan

21.1         Subsidiaries of the registrant *

23.1         Consent of KPMG LLP

23.2         Consent of Counsel (see Exhibit 5.1)

24.1         Power of Attorney (included on signature page)


* Incorporated by reference from the registrants registration statement filed with the Securities and Exchange Commission and declared effective on November 13, 2001